                                                                      EXHIBIT 11

                                Tetra Tech, Inc.
                   Computation of Net Income Per Common Share
                                  (Unaudited)

$ in thousands, except share data                 Three Months Ended          Six Months Ended
                                                 -----------------------   ----------------------
                                                   March 30,   March 31,     March 30,  March 31,
                                                     1997        1996         1997        1996
                                                 ----------   ----------   ----------   ----------
Primary:
   Common stock outstanding, beginning of
       period ................................   14,244,210   13,976,066   14,127,002   13,235,309
   Stock options exercised ...................       45,256       20,887       60,137       55,527
   Issuance of common stock ..................      147,492       84,119      249,819      790,236
                                                 ----------   ----------   ----------   ----------
   Common stock outstanding, end of period ...   14,436,958   14,081,072   14,436,958   14,081,072
                                                 ==========   ==========   ==========   ==========
   Weighted average common shares
       outstanding during the period .........   14,276,025   14,060,760   14,213,168   13,864,081

   Common Stock equivalents under the
       treasury stock method assuming the
       exercise of options and warrants ......      357,293      443,316      447,934      463,796
                                                 ----------   ----------   ----------   ----------
           Total .............................   14,633,318   14,504,076   14,661,102   14,327,877
                                                 ==========   ==========   ==========   ==========
   Net Income as reported in consolidated
       financial statements ..................    2,872,000    2,297,000    5,468,000    4,326,000
                                                 ==========   ==========   ==========   ==========
   Primary net income per common share .......   $     0.20   $     0.16   $     0.37   $     0.30
                                                 ==========   ==========   ==========   ==========
Fully Diluted:
   Weighted average common shares
       outstanding during the period .........   14,276,025   14,060,760   14,213,168   13,864,081

   Common Stock equivalents under the
       treasury stock method assuming the
       exercise of options and warrants ......      357,293      460,240      447,934      470,170

   Other potentially dilutive securities:
      Convertible Preferred Stock ............           --           --           --           --
                                                 ----------   ----------   ----------   ----------
           Total .............................   14,633,318   14,521,000   14,661,102   14,334,251
                                                 ==========   ==========   ==========   ==========
   Net Income as reported in consolidated
       financial statements ..................    2,872,000    2,297,000    5,468,000    4,326,000
                                                 ==========   ==========   ==========   ==========
   Fully diluted net income per common share..   $     0.20   $     0.16   $     0.37   $     0.30
                                                 ==========   ==========   ==========   ==========